SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CHURCHILL DOWNS INCORPORATED
(Exact name of registrant as specified in its charter)
Kentucky	61-0156015
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
700 Central Avenue Louisville, Kentucky 40208
(Address of Principal Executive Offices, including Zip Code)
Churchill Downs Incorporated 2004 Restricted Stock Plan
(Full title of the plan)

Thomas H. Meeker
President and Chief Executive Officer
Churchill Downs Incorporated
700 Central Avenue
Louisville, Kentucky 40208
(Name and address of agent for service)
(502) 636-4400
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
		maximum	aggregate	Amount of
Title of Securities	Amount to be	offering price	offering	registration
to be registered	registered	per share(1)	price(1)	fee

Common Stock, no par value	195,000 shares	$39.66	$7,733,700	$979.86
Preferred Share Purchase Rights(2)	None	None	None	None
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), based upon the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market on June 17, 2004.
(2)	Any value attributable to the Preferred Share Purchase Rights is reflected in the value of the Common Stock. Because no separate consideration is paid for the Preferred Share Purchase Rights, the registration fee for such securities is included in the fee for the Common Stock.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

        The following documents, which have been filed by Churchill Downs Incorporated (the “Registrant”) with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this registration statement by reference and made a part hereof:

    1.        The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2003, as amended by Form 10-K/A filed on May 11, 2004.

        The Registrant uses revenues and EBITDA (defined as earnings before interest, taxes, depreciation and amortization) as key performance measures of results of operations for purposes of evaluating performance internally. Furthermore, management of the Registrant believes that the use of these measures enables management and investors to evaluate and compare, from period to period, the Registrant’s operating performance in a meaningful and consistent manner. Because the Registrant uses EBITDA as a key performance measure of financial performance, the Registrant is required by accounting principles generally accepted in the United States of America to provide the information in footnotes to its consolidated financial statements concerning EBITDA. However, these measures should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with accounting principles generally accepted in the United States of America) as a measure of operating results or cash flows (as determined in accordance with accounting principles generally accepted in the United States of America) or as a measure of the Registrant’s liquidity.

    2.        The Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2004.

    3.        The description of the Registrant’s common stock, no par value (the “Common Stock”), which is contained in the Registrant’s Current Report on Form 8-K filed December 14, 1998, pursuant to Section 13 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

    4.        The description of the Registrant’s Preferred Share Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A filed March 20, 1998, pursuant to Section 12(g) of the 1934 Act, as amended on Form 8-A/A filed June 30, 2000 and as amended on Form 8-A/A filed September 14, 2000.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall

2

be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.      Description of Securities.

      Not applicable.

Item 5.      Interests of Named Experts and Counsel.

      Not applicable.

Item 6.      Indemnification of Directors and Officers.

        Section 271B.8-510 of the Kentucky Revised Statutes empowers a Kentucky corporation to indemnify an individual (including his estate or personal representative) who was, is or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because he is or was a director against liability incurred in the proceeding if: (i) he conducted himself in good faith; (ii) he reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding, except that if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses. Pursuant to Section 271B.8-530, a corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if (i) the director affirms to the corporation in writing his good faith belief that he has met the standard of conduct required for indemnification; (ii) the director undertakes the personal obligation to repay such advance upon an ultimate determination that he failed to meet such standard of conduct; and (iii) the corporation determines that the facts then known to those making the determination would not preclude indemnification.

        A corporation may not indemnify a director under KRS 271B.8-510 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by the articles of incorporation, a director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation is entitled to indemnification against reasonable expenses incurred by him in connection with the proceeding. Unless limited by its articles of incorporation, a Kentucky corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors.

3

        The indemnification provided by or granted pursuant to Section 271B.8-510 is not exclusive of any rights to which those seeking indemnification may otherwise be entitled. Section 271B.8-570 empowers a Kentucky corporation to purchase and maintain insurance on behalf of its directors, officers, employees or agents of the corporation, whether or not the corporation would have the power under Sections 271B.8-510 or 271B.8-520 to indemnify them against such liability.

        Article XI of the Registrant’s Amended and Restated Articles of Incorporation, as amended, limits the liability of directors of the Registrant pursuant to the Kentucky Business Corporation Act. Under this article, directors generally are personally liable to the Registrant or its shareholders for monetary damages only in transactions involving conflicts of interest or improper personal benefit for a director, intentional misconduct, violations of law, or unlawful distributions.

        The Amended and Restated Bylaws of the Registrant require the Registrant to indemnify, and permit the advancement of expenses to, each director, officer, employee or agent of the Registrant, and his executors, administrators or heirs, who was or is made, or is threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, for the costs of such Proceeding to the fullest extent expressly permitted or required by the statutes of the Commonwealth of Kentucky and all other applicable law.

        The Amended and Restated Bylaws of the Registrant further provide for indemnification and advancement of expenses to the aforementioned persons by action of the Board of Directors in such amounts, on such terms and conditions, and based upon such standards of conduct as the Board of Directors may deem to be in the best interests of the Registrant.

        In addition, the Registrant maintains directors’ and officers’ liability insurance covering certain liabilities which may be incurred by the directors and officers of the Registrant in connection with the performance of their duties.

Item 7.      Exemption from Registration Claimed.

      Not applicable.

Item 8.      Exhibits.

        The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Exhibits
4.1	-	Articles of Incorporation of the Registrant as amended through July 18, 2003
(incorporated herein by reference to Exhibit 3(b) to the Registrant's Quarterly
Report on Form 10-Q for the fiscal quarter ended June 30, 2003) (Commission File
No. 0-1469)

4

4.2	-	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003) (Commission File No. 0-1469)

4.3	-	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4(d) to the Registrant's Registration Statement on Form S-8, File No. 33-85012)
4.4	-	Rights Agreement dated as of March 19, 1998, between the Registrant and Fifth Third Bank as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on March 20, 1998, Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A/A filed June 30, 2000 and Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A/A filed September 14, 2000) (Commission File No. 0-1469)

4.5	-	Churchill Downs Incorporated 2004 Restricted Stock Plan
5.1	-	Opinion and consent of Stites & Harbison, PLLC
23.1	-	Consent of Stites & Harbison, PLLC (included in Exhibit 5.1)
23.2	-	Consent of PricewaterhouseCoopers LLP
24.1	-	Power of attorney (included on signature page)

Item 9.      Undertakings.

      The undersigned Registrant hereby undertakes:

    (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

    (b)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (c)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

5

provided, however, that the undertakings set forth in paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

    (2)        That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)        That, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 17 day of June, 2004.

CHURCHILL DOWNS INCORPORATED

By:/s/ Thomas H. Meeker
Thomas H. Meeker President and Chief Executive Officer

POWERS OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas H. Meeker and Rebecca C. Reed, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Carl F. Pollard	Chairman of the Board (Director)	June 17, 2004
Carl F. Pollard

/s/Thomas H. Meeker	President and Chief Executive Officer and Director (Principal Executive Officer)	June 17, 2004
Thomas H. Meeker

/s/Michael E. Miller	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 17, 2004
Michael E. Miller

/s/Charles W. Bidwill, Jr.	Director	June 17, 2004
Charles W. Bidwill, Jr.

7

Signature	Title	Date

/s/Leonard S. Coleman, Jr.	Director	June 17, 2004
Leonard S. Coleman, Jr.

/s/Craig J. Duchossois	Director	June 17, 2004
Craig J. Duchossois

/s/Richard L. Duchossois	Director	June 17, 2004
Richard L. Duchossois

/s/Robert L. Fealy	Director	June 17, 2004
Robert L. Fealy

/s/J. David Grissom	Director	June 17, 2004
J. David Grissom

/s/Seth W. Hancock	Director	June 17, 2004
Seth W. Hancock

/s/Daniel P. Harrington	Director	June 17, 2004
Daniel P. Harrington

/s/G. Watts Humphrey, Jr.	Director	June 17, 2004
G. Watts Humphrey, Jr.

/s/Susan Elizabeth Packard	Director	June 17, 2004
Susan Elizabeth Packard

	Director	June 17, 2004
Dennis D. Swanson

/s/Darrell R. Wells	Director	June 17, 2004
Darrell R. Wells

8

INDEX TO EXHIBITS

Exhibit
Number		Description of Exhibits
4.1	-	Articles of Incorporation of the Registrant as amended through July 18, 2003 (incorporated herein by reference to Exhibit 3(b) to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003) (Commission File No. 0-1469)

4.2	-	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003) (Commission File No. 0-1469)

4.3	-	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4(d) to the Registrant's Registration Statement on Form S-8, File No. 33-85012)
4.4	-	Rights Agreement dated as of March 19, 1998, between the Registrant and Fifth Third Bank as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on March 20, 1998, Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A/A filed June 30, 2000 and Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A/A filed September 14, 2000) (Commission File No. 0-1469)

4.5	-	Churchill Downs Incorporated 2004 Restricted Stock Plan
5.1	-	Opinion and consent of Stites & Harbison, PLLC
23.1	-	Consent of Stites & Harbison, PLLC (included in Exhibit 5.1)
23.2	-	Consent of PricewaterhouseCoopers LLP
24.1	-	Power of attorney (included on signature page)

9